EXHIBIT 5(B)(III)

                           HARRIS INSIGHT FUNDS TRUST
                           60 STATE STREET, SUITE 1300
                                BOSTON, MA 02109

                                                        __________, 1997

Harris Investment Management, Inc.
190 South LaSalle Street









Chicago, Illinois  60603

To Whom It May Concern:

         Reference is made to the Portfolio Management Agreement on behalf of Harris Insight Funds Trust (the "Trust") between Harris Trust and Savings Bank and Harris Investment Management, Inc. dated February 23, 1996 (the "Agreement").

         Pursuant to Section 1 entitled "Appointment of Subadviser," this writing is to provide notice of the addition of a new series, Harris Insight Emerging Markets Fund ("Emerging Markets Fund") under the Trust. Emerging Markets Fund is to be considered a Fund under the Agreement and shall be subject to the terms set forth thereunder unless otherwise provided herein. For services to be rendered and all expenses to be assumed and to be paid by the Adviser, the Adviser shall pay to the Portfolio Management Agent a fee, computed and accrued daily and payable on the first business day of each month, at the annual rate considered separately on a portfolio basis of 1.25% of the average daily net assets of Emerging Markets Fund.

         The Trust requests that you act as Portfolio Management Agent with respect to Emerging Markets Fund while continuing to act as Portfolio Management Agent with respect to the Funds named in the Agreement. It is understood that from time to time you may employ or associate with such persons as you believe to be particularly fitted to assist in the execution of your duties under the Agreement so long as (i) such association or employment in no way diminishes your obligations regarding such duties, and (ii) the cost of performance of such duties by another is borne and paid for by you.

         If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy hereof.

                                                     Sincerely,

                                                     Harris Insight Funds Trust

                                                     ---------------------------
                                                     Richard W. Ingram
                                                     President

Accepted:         Harris Investment Management, Inc.

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